Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-223738) on Form S-1 Registration Statement of Nuverra Environmental Solutions, Inc., of our report dated April 14, 2017 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Nuverra Environmental Solutions, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Nuverra Environmental Solutions, Inc., appearing in the Annual Report on Form 10-K of Nuverra Environmental Solutions, Inc. for the year ended December 31, 2017.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Hein & Associates LLP

Denver, Colorado

April 20, 2018